EXHIBIT 99.1

Enterprise, TEPPCO and Oiltanking Plan
Texas Offshore Crude Oil Port and Pipeline System

Houston, Texas (August 18, 2008) – Enterprise Products Partners L.P. (NYSE: EPD), TEPPCO Partners, L.P. (NYSE: TPP) and Oiltanking Holding Americas, Inc. today announced they have formed a joint venture to design, construct, own and operate a new Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast.  The initiative will provide an efficient alternative to offshore lightering and inland dock operations.

The Texas Offshore Port System (“TOPS”) project would include an offshore port, two onshore storage facilities with approximately 5.1 million barrels of total crude oil storage capacity, and an associated 160-mile pipeline system with the capacity to deliver up to 1.8 million barrels per day (BPD) of crude oil.  System capacity could be expanded with construction of additional offshore facilities.  Development of the offshore port system and onshore infrastructure is supported by long-term contracts with Motiva Enterprises LLC and an affiliate of Exxon Mobil Corporation, which together have committed a total volume of approximately 725,000 BPD.

Demand for TOPS is being driven by planned and expected refinery expansions along the upper Texas Gulf Coast that are anticipated to add approximately 425,000 BPD of capacity beginning in 2010, as well as expected increases in general ship traffic at onshore ports.  According to data from the federal Energy Information Administration, the Texas Gulf Coast is home to refineries with aggregate crude oil capacity of 3.9 million BPD (including planned and announced expansions), 2.5 million BPD of which are imported on vessels that require lightering services.  Given the forecasted increased shipping traffic resulting from incoming crude oil supplies and operating limitations of ship channels, TOPS would offer refiners another delivery option that would provide added flexibility and enhanced reliability.  TOPS is designed to allow operations 24 hours per day without restrictions on movements and vessel size that limit most ship channels.  TOPS would be able to accommodate the largest vessels which can carry approximately 3 million barrels of crude oil.  The location of TOPS is also designed to avoid delays and risks related to fog, navigation hazards and channel closures on coastal waterways.  Over the next several years, key port locations along the Texas Gulf Coast are expected to see a sharp increase in total traffic for all types of cargo, and TOPS would be well-positioned to play an important role in relieving potential congestion.

“With refining capacity along the upper Texas coast continuing to expand, TOPS offers a comprehensive solution for ensuring reliable access to supplies of crude oil,” said Michael A. Creel, president and chief executive officer of Enterprise.  “This project should provide refiners with cost savings, operating efficiencies and access to additional supplies beyond the Gulf Coast region.  We are very pleased to be working with our joint venture partners, each of which brings complementary assets and expertise in the crude oil logistics business.  In addition, TOPS should provide Enterprise with a new source of fee-based cash flow for decades to come.”

Jerry E. Thompson, president and chief executive officer of the general partner of TEPPCO said, “The deepwater port is an integral part of our strategic plan for growing the partnership, which includes pursuing attractive infrastructure projects that provide facilities to meet the growing demand for imported crude oil coming into the Gulf Coast refining centers.  We are very pleased to be part of this project, which should not only offer significant benefits for TEPPCO and our investors, but will also better serve the refining industry and support its efforts to meet the future energy needs of consumers.”

Carlin G. Conner, chairman of the new joint venture’s Management Committee and president and chief executive officer of Oiltanking’s North American subsidiaries, said, “TOPS is a key U.S. Gulf Coast infrastructure project that would enhance delivery of crude oil to the western gulf coast refiners.  We are pleased to be a partner in TOPS.  Each of the partners brings experience and know-how to this project, which is a necessary development to further drive Gulf Coast refining efficiencies.  The project would also provide our customers with access to an efficient and reliable crude oil delivery system for years to come.”  Conner added, “Our investment in TOPS complements our other Gulf Coast terminals and is another step toward our goal of becoming the premier crude oil and chemical feedstock terminal company in North America.”

The TOPS project involves construction of a deepwater port located approximately 36 miles offshore from Freeport, Texas, and an onshore distribution and storage system.  As designed, the deepwater port will feature two single-point mooring buoys that will essentially serve as floating docks for the vessels.  Located in about 115 feet of water, the buoys will be able to offload crude oil at rates up to 100,000 barrels per hour.  A subsea pipeline will connect the buoys to the onshore distribution system near Freeport.  Utilizing directional drilling techniques to minimize beach impact, the TOPS pipeline system would run from the offshore port shore crossing to Freeport and extend along the Texas Gulf Coast to Texas City, Texas, connecting to a 3.9 million barrel crude oil storage facility.  From there, the pipeline would connect to existing crude oil pipeline systems currently serving the Texas City and Houston Ship Channel refineries.

A separate but complementary component of TOPS would involve construction of a 75-mile pipeline extending from Texas City to its terminus at a planned storage facility with 1.2 million barrels of crude oil capacity near Port Arthur, Texas.  The storage tanks are designed to connect to various refineries and other facilities via pipelines.  This pipeline system would have the added capability of delivering waterborne and offshore crude oil from existing Texas City docks and storage facilities to all Port Arthur/Beaumont area refineries.

  Affiliates of Enterprise, TEPPCO and Oiltanking each have a one-third ownership in the new joint venture and expect to invest approximately $600 million each in the initiative, which, subject to obtaining certain regulatory approvals and permits, is scheduled to begin service in the fourth quarter of 2010.

An investor conference call to discuss the TOPS project will be held on       August 18, 2008, at 9 a.m. CDT.  Interested parties may listen live over the Internet and view the accompanying slides by accessing the Enterprise web site (www.epplp.com) under “Investor Relations” or TEPPCO’s website (www.teppco.com) under “Investors”.  Listeners are encouraged to access the website of their choice at least five to 10 minutes prior to the scheduled start time of the call. An audio replay will be available for seven days after the call.

 Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of approximately $21 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines.  Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services.  For more information, visit Enterprise on the web. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE), which has an enterprise value of approximately $6 billion.  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

TEPPCO Partners, L.P., a publicly traded partnership with an enterprise value of approximately $5 billion, is a diversified energy logistics company with operations that span much of the continental United States.  TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products.  The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States.  Including joint venture ownership, TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil.  TEPPCO also owns a marine business that transports refined petroleum products, crude oil and lube products via tow boats and tank barges. For more information, visit TEPPCO’s website.  Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings.

Oiltanking is a subsidiary of Marquard & Bahls AG, Germany, a leading, global, privately owned petroleum and logistics company.  Oiltanking is the second-largest independent tank storage provider for petroleum products, chemicals and gases world-wide.  The company owns and operates 74 terminals in 21 countries within Europe, North and South America, Middle East, India as well as Asia.  Oiltanking has an overall capacity of 12 million cubic meters (74.5 million barrels).   For more information about Oiltanking or Marquard & Bahls AG, please visit www.oiltanking.com and www.mbholding.com.

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnerships’ expectations regarding crude oil demand, refinery expansions and related commercial matters, and their capital expenditures, capital projects and future operating results.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, competition, customer demand, governmental regulations and factors discussed in Enterprise Products Partners L.P.’s and TEPPCO Partners, L.P.’s filings with the Securities and Exchange Commission.  If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  These partnerships disclaim any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Enterprise
Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

TEPPCO
Mark Stockard, Investor Relations (713) 381-4707 or (800) 659-0059
Rick Rainey, Media Relations (713) 381-3635

Oiltanking
Kim M. Ivy, Media Relations (281) 457-7950
Jim Schepens, Commercial Development (281) 457-7901